                                                  EX-99.B(b)tgtbylawamend1

                           AMENDMENT TO BYLAWS

    RESOLVED, That the Bylaws of Target/United Funds, Inc. are
amended by addition of the following as new Article VIII, regarding
Indemnification and Insurance:

                              ARTICLE VIII
                      INDEMNIFICATION AND INSURANCE

         Section 8.01. Indemnification of Officers, Directors,
    Employees and Agents:  The Corporation shall indemnify and advance expenses to its present and past directors, officers, employees and agents, and any persons who are serving or have served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or enterprise, to the full extent provided and allowed by Section 2-418 of the Annotated Corporations and
    Associations Code of Maryland concerning corporations, as
    amended from time to time or any other applicable provisions of law. Notwithstanding anything herein to the contrary, no
    director, officer, investment adviser or principal underwriter of the Corporation shall be indemnified in violation of Section
    17(h) and (i) of the Investment Company Act of 1940, as amended.

         Section 8.02. Insurance of Officers, Directors,
    Employees and Agents:  The Corporation may purchase and
    maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

         Section 8.03. Non-exclusivity:  The indemnification
    and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, these Bylaws, agreement, vote of stockholders or directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

         Section 8.04. Amendment:  No amendment, alteration
    or repeal of this Article, or the adoption, alteration or
    amendment of any other provision of the Articles of
    Incorporation or Bylaws inconsistent with this Article, shall adversely affect any right or protection of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal or
    adoption.

    I certify that I am Secretary of the Corporation, and as such officer, have custody of the minute books of the Corporation, and that the foregoing resolutions are true and correct resolutions duly passed by the
Board of Directors of the Corporation at a meeting held on May 17, 2000.

                             /s/Kristen A. Richards
                             -----------------------------
                             Kristen A. Richards, Secretary

Dated this 17th day of May, 2000.